Exhibit 14(a)

POWER OF ATTORNEY

I, Gary L. Medd, a director of Modern Woodmen of America, an Illinois corporation (the “Society”), hereby constitute and appoint Darcy G. Callas and Denis P. Prior, and each of them (with full power to each of them to act alone), my true and lawful attorney-in-fact and agent, with full power of substitution to each, for me and on my behalf and in my name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 in connection with File No. 333-63972, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in my name and on my behalf each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, I have hereto set my hand on the date set forth below.

/s/ Gary L. Medd	February 25, 2014
Gary L. Medd	Date